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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Event Requiring Report: March 17, 2003

                            STEAM CLEANING USA, INC.
             (Exact name of registrant as specified in its charter)

         Delaware               000-30734               11-3255619
(State of Incorporation) (Commission File Number) (IRS Employer Identification )



                    68A Lamar Street, West Babylon, New York
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (814) 235-6140
                    ----------------------------------------
              (Registrant's telephone number, including area code)




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ITEM  5.          OTHER  EVENTS

The Registrant had previously advised that it had entered into a Letters of Intent, dated February 10, 2003, to acquire the operations of Steam Cleaning and Sterilization of Wisconsin, Inc. The terms of the acquisition include a purchase price of $2,000,000, either in cash or cash and a note at closing. After further due diligence and extended discussions with the acquisition and potential financing sources, it has been determined that proceeding with the acquisition of Steam Cleaning and Sterilization, Inc,, is not in the best interests of the Registrant. The Letter of Intent has been terminated on the consent of all parties involved.

The Registrant has also previously advised that it had entered into a Letter of Intent, dated February 10, 2003, to purchase Waste Remediation Systems, Inc., and Bio Solutions of Maryland, LLC, for the assumption of debt, including a promissory note in the amount of $110,000 and the issuance of 3,000,000 shares of common stock of the Registrant. The Letter of Intent expires on or before May 10, 2003. After further due diligence and extended discussions with the acquisition and potential financing sources, it has been determined that proceeding with the acquisition of Steam Cleaning and Sterilization, Inc., is not in the best interests of the Registrant. The Letter of Intent has been terminated on the consent of all parties involved.


On March 17, 2003, the Registrant entered into a Letter of Intent with Communication Synergy Technologies, LLC., of 120 Allens Creek Road, Rochester, New York 14618. Communication Synergy Technologies, LLC is a communications software company that has developed a group-ware telephony portal for general business application as well as, through it medical division, MedSynTech, communication and information systems for medical specialties, primarily diagnostic radiology.




ITEM  6.     RESIGNATIONS  OF  REGISTRANT'S  DIRECTORS

Effective as of March 18, 2003, Director Ron Likas tendered his Resignation to the Board of Directors. Effective March 18, 2003, the Board of Directors has accepted the resignation of Mr. Likas as a Director of the Registrant. Mr. Likas in his letter did not advise the Registrant of any disputes with respect with the Registrant on any matter relating to the Registrant's operations, policies or practices.



                                        2

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EXHIBITS

None



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

     By:  /s/  James  W.  Zimbler
     ---------------------------------
     James  W.  Zimbler
     President

Date:     March  21,  2003



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